Exhibit 99.1

For further information contact: Gina Kamler (COM) 901.597.1380 Marty Ketelaar (INV) 901.597.8847 Thomas Franco (CD&R) 212.407.5225

FOR IMMEDIATE RELEASE

September 27, 2007

SERVICEMASTER ANNOUNCES CFO TRANSITION

MEMPHIS, TN — September 27, 2007 — ServiceMaster announced today that Vice Chairman and Chief Financial Officer Ernie Mrozek will transition out of his current position by February 29, 2008. Mr. Mrozek currently has responsibility for finance and accounting, strategic sourcing, investor relations, and risk and safety.

As a result of Mr. Mrozek’s decision, ServiceMaster will be searching for a new Chief Financial Officer. Mr. Mrozek has agreed to remain with the company through February 2008 to help ensure a smooth transition.

Mr. Mrozek has been based in the company’s Downer’s Grove, Illinois, headquarters office, which was recently relocated to Memphis.

“ServiceMaster is a great company with a bright future,” Mr. Mrozek said. “I have been honored to work with so many talented and dedicated people during the past 20 years. While family considerations prevent me from relocating to Memphis, I look forward to working closely with CEO Pat Spainhour and the leadership team to complete a smooth transition.”

Mr. Spainhour said, “I know this was a very difficult decision for Ernie.  Although everyone at ServiceMaster is saddened by this news, we are grateful for Ernie’s passion, leadership and accomplishments throughout his many years of dedicated service. We wish him the very best as he takes the next step in his career.”

Mr. Mrozek joined ServiceMaster in 1987 as Vice President of Accounting. He served in several leadership roles with the company, including President and Chief Operating Officer.

About ServiceMaster

ServiceMaster currently serves residential and commercial customers through a network of more than 5,500 company-owned locations and franchised licenses.  The Company’s brands include TruGreen, TruGreen LandCare, Terminix, American Home Shield, InStar Services Group, ServiceMaster Clean, Merry Maids, Furniture Medic, and AmeriSpec. The core services of the Company include lawn care and landscape maintenance, termite and pest control, home warranties, disaster response and reconstruction, cleaning and disaster restoration, house cleaning, furniture repair, and home inspection.

About Clayton, Dubilier & Rice, Inc.

Clayton, Dubilier & Rice, Inc. (CD&R) is a leading private equity investment firm that has earned consistent, superior investment returns using an integrated operational and financial approach to building and growing portfolio businesses.

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